                                                                    Exhibit 10.8

                              DANAHER CORPORATION
                              1250 24TH STREET NW
                                   SUITE 800
                          WASHINGTON, DC, USA 20037


   GEORGE M. SHERMAN                                    TELEPHONE (202) 828-0850
        PRESIDENT                                       FACSIMILE (202) 828-0860
CHIEF EXECUTIVE OFFICER

                        -STRICTLY PRIVATE & CONFIDENTIAL-

                                   May 4, 2000

Mr. Philip W. Knisely
8305 River Road
Richmond, VA 25229

Dear Phil:

Thank you very much for the time spent during our recent series of discussions. Along with the Danaher Business System, our culture is the key to Danaher's recent and future success. We share the enthusiasm you have expressed for our organization, and look forward to you becoming a part of the Danaher team. Your initial responsibilities will include approximately $1 billion in revenue, including full P&L and operating responsibility for our Motion Control, Power Quality & Reliability and Industrial Control companies. As discussed, Danaher's growth orientation is supported by our focus on both organic growth and growth through acquisition. It is our intention that you will be integral in driving this growth activity and, as a result, you will take on significantly greater revenue and operating responsibility during your Danaher career.

I'd like to document the offer of employment extended to you, and your acceptance.

     Title:                Executive Vice President, Danaher Corporation
                           (Corporate Officer)
     Start Date:           6/19/00
     Annual Compensation:  Base Salary:                $ 360,000.00
                           Target Bonus $ (%):         $ 252,000.00 (70%)
                                                       ------------
                           Target Total Compensation:  $ 612,000.00

You will participate in the Danaher Employee Stock Option Program. The Danaher Corporation Board of Directors has approved an initial stock option grant of 500,000 shares. Two hundred and fifty thousand shares of this option grant will vest 100% on the 4/th/ year anniversary of the effective date of this grant, and two hundred and fifty thousand shares will vest 100% on the 5/th/ year anniversary of the effective date of this grant. The price of these share options will be established by the NYSE closing price on the effective date of this grant. You will receive further details and confirmation of this stock option grant shortly hereafter. You will be eligible for additional option grants, beginning in 2005.

You will participate, in our "Executive Deferred Incentive Program" (EDIP); an exclusive executive benefit designed to provide you with long term earnings based on the continued appreciation of Danaher Corporation stock. Based on your target total cash compensation of $612,000.00, this program will initially provide you with approximately $40,000.00 worth of "phantom" stock annually. Your EDIP participation will begin on May 1, 2000. You will receive further information on EDIP from Dennis Longo. You will also be provided with a Country Club Membership and a Level I Company Car. Once you begin the car lease program, you will expense gas, oil, and maintenance, and the company will provide insurance for this vehicle. This program is considered taxable income and will be treated as such.

                                                                          Page 2
                                                               Philip W. Knisely
                                                                Employment Offer


You will be provided with personalized estate, tax and retirement income planning services as well as reimbursement of estate execution and tax preparation expenses. You will have a personal advisor through Danaher's established provider, Asset Management Group, for your retirement income and estate planning. Arthur Andersen is our recommended tax preparation provider. The detail of this benefit will be provided by Dennis Longo.

It is agreed that you will initially be based out of a Virginia location. Complete relocation benefits will be provided at some point in the future if required, based on mutual understanding and sound business needs.

You will be eligible for all regular exempt associate benefits and will be eligible for comprehensive medical, dental and life insurance benefits immediately upon your first day of employment. Brochures on our various benefit programs including the Danaher Retirement and Savings Plan are enclosed. If you would like to review them, or have any questions on benefits, please feel free to call Dennis Longo at your convenience.

Phil, this offer of employment is contingent upon:

     . Completion of the company's Employment Agreement, which outlines specifics pertaining to non-competition, non-solicitation of customers, non-piracy of company employees and confidentiality.

     . Completion prior to employment, and as requested thereafter, of our Inventions, Trademarks and Copyrights Agreement, Code of Business Conduct Certification, and Conflict of Interest Questionnaire (copies enclosed) and,

     .    Successfully passing our pre-employment physical.

In order to confirm your understanding and acceptance of these terms and conditions please sign the original copy of this letter as well as the enclosures listed above in the spaces indicated and return it to me. Additional copies are enclosed for your personal records.

Thank you very much Phil for accepting our offer. I look forward to working with you on Danaher's "Journey to Excellence" as we strive to achieve our vision and long term objectives. Should you have any questions in the meantime, please do not hesitate to call me or Dennis.

Best Regards,

                                        Sincerely yours,

                                        /s/ George M. Sherman

                                        George M. Sherman

cc D. Longo
Enclosures

 I understand and accept the terms and conditions of this offer of employment.


                        /s/ Philip W. Knisely / 4/14/00
                        -------------------------------
                            Philip W. Knisely / Date